Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 18, 2014, with respect to the consolidated financial statements of Great Western Bancorporation, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Great Western Bancorp, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 9, 2014